RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                                     Company

                         RESIDENTIAL FUNDING CORPORATION
                                 Master Servicer

                       Mortgage Pass-Through Certificates
                                 Series 1999-S20


                $1,320,400       6.50%       Class M-1 Certificates

                  $486,500       6.50%       Class M-2 Certificates

                  $486,500       6.50%       Class M-3 Certificates


                       Supplement dated September 27, 1999
                                       to
                 Prospectus Supplement dated September 24, 1999
                                       to
                       Prospectus dated September 24, 1999


Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated September 24, 1999.


     The Class M underwriter will offer to the public the Class M-1, Class M-2 and Class M-3 Certificates, on a best efforts basis, directly or through dealers, at varying prices to be determined at the time of sale. The Class M underwriter=s commission will be the difference between the price it pays to the depositor for the Class M Certificates and the amount it receives from the sale of the Class M-1, Class M-2 and Class M-3 Certificates to the public. The proceeds to the depositor from the sale of the Class M-1, Class M-2 and Class M-3 Certificates to the Class M underwriter, before deducting expenses payable by the depositor, will be approximately 93.54% of the aggregate Certificate Principal Balance of the Class M-1, Class M-2 and Class M-3 Certificates plus accrued interest thereon from September 1, 1999. The Class M underwriter is an affiliate of the depositor.

        The Class M-1, Class M-2 and Class M-3 Certificates will be offered pursuant to a Class M underwriting agreement among the depositor, the master servicer and the Class M underwriter. The Class M underwriter and any dealers that may participate with the Class M underwriter in the resale of the Class M-1, Class M-2 and Class M-3 Certificates may receive compensation from the depositor in the form of discounts or commissions or, in the case of dealers, compensation from the Class M underwriter in the form of discounts, concessions or commissions. The Class M underwriting agreement provides that the depositor will indemnify the Class M underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M-1, Class M-2 and Class M-3 Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

                   Residential Funding Securities Corporation


                              Class M Underwriter


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        This  supplement may be used to offer or sell the  certificates  offered hereby only if accompanied by the prospectus supplement and prospectus.

     Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class M-1, Class M-2 and Class M-3 Certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until December 27, 1999.



                               Class M Underwriter





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